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Sprint Sends Letter to Clearwire Board Calling DISH Proposal for Clearwire Not Actionable and a Violation of Delaware Law

Sprint Reiterates that it Intends to Enforce its Legal and Contractual Rights that are Fundamental to the Billions it has Invested in Clearwire Since 2008

OVERLAND PARK, Kan. – June 3, 2013 – Sprint (NYSE:S) announced today that it has sent a letter to the Clearwire Board of Directors noting that the DISH proposal to acquire Clearwire is “not actionable,” as certain provisions violate Delaware law, Clearwire’s certificate of incorporation or the rights of the parties to the existing Clearwire Equityholders’ Agreement (EHA), including Sprint.

In its letter, Sprint noted that several rights demanded by DISH, including a contractual agreement to designate at least three Clearwire Board members and the right to veto certain Clearwire actions are violations of the EHA or Delaware law. Likewise, the DISH proposal calls for Sprint to effectively give up certain of its rights and ignores the requirement that Sprint and other EHA holders must consent to the rights DISH has required as a condition to its tender offer. Sprint noted that it will not vote in favor of the proposal, tender its shares in the offer or waive any of its rights as a stockholder or under the EHA. Having invested billions of dollars in Clearwire, Sprint intends to enforce its legal and contractual rights, which are fundamental to investments it made.

A copy of the letter that was sent to Clearwire’s Board today is below:

SPRINT NEXTEL CORPORATION

6200 Sprint Parkway

Overland Park, Kansas 66251

June 3, 2013

John Stanton, Chairman – Board of Directors

Dennis Hersch, Chairman – Special Committee of Board of Directors

Erik Prusch – Chief Executive Officer

Clearwire Corporation

1475 120th Avenue Northeast

Bellevue, Washington 98005

Re: DISH Tender Offer Proposal

Dear John, Dennis and Erik:

We understand you and the other members of the Clearwire Board of Directors are reviewing the tender offer proposal from DISH Network Corporation. I am writing to discuss the DISH proposal, including its required governance provisions. Your May 30, 2013 release indicates that while the DISH proposal “raises issues”, it appears to be “more actionable” than prior proposals by DISH. DISH has conditioned its tender offer on the execution by Clearwire of an Investor Rights Agreement which would grant DISH specific governance rights. DISH proposes to receive these rights without stockholder approval, and to shift the significant risk that such rights are not enforceable to Clearwire and the non-tendering stockholders (including Sprint). To be clear, certain provisions of the DISH proposal require Sprint’s consent, and other provisions violate Delaware law, Clearwire’s certificate of incorporation, or the rights of the parties to the existing Equityholders’ Agreement (EHA). Sprint will not vote in favor of the proposal, tender its shares in the offer or waive any of its rights as a stockholder or under the EHA. Sprint will enforce its legal and contractual rights. Thus, the DISH proposal is not actionable.

The existing Clearwire entity was formed in 2008 through the merger of old Clearwire with Sprint’s 2.5 GHz spectrum assets, in conjunction with the contribution by other investors of an aggregate of $3.2 billion. In connection with the merger, Clearwire, Sprint and the contributing investors entered into the EHA, provisions of which were incorporated into Clearwire’s certificate of incorporation, including a provision that such certificate would be subject to the terms of the EHA for as long as the EHA remained in effect. Such provisions are customary in multi-billion dollar transactions involving transfers of significant investments in spectrum, technology and capital. Clearwire included clear disclosure in the merger proxy regarding the terms of the EHA and their potential impact on Clearwire and its stockholders. Thus every current stockholder of Clearwire has invested, or remained invested, in Clearwire subject to full knowledge of the EHA and the bargained-for rights and obligations of Clearwire, Sprint and the other EHA parties. When the EHA was executed, the parties to it held in excess of 80% of the outstanding voting stock of Clearwire and Sprint held, as it does now, a majority of the outstanding voting stock of Clearwire. Having invested billions I am sure you understand why Sprint is not willing to give up rights that were fundamental to the investment it made.

DISH’s proposal contains the following principal violations of Sprint’s rights and Delaware law:

•	The proposed Board nomination process violates Delaware law and the EHA

The Investor Rights Agreement obligates Clearwire to “cause” the nominating committee to nominate for election to the Clearwire Board a minimum of three DISH designees. The EHA contains detailed provisions regarding the nomination and election of directors to the Clearwire board, including the provision that any Board seats not reserved under the EHA for designation by the parties to the EHA will be filled by independent directors determined by the nominating committee of the Board. Requiring the nominating committee to nominate certain directors proposed by DISH abrogates the rights of the parties to the EHA.

The proposed nomination process also violates Delaware law which provides two legally permissible methods to provide for mandatory nomination of board nominees: the amendment of a corporation’s certificate of incorporation or a voting agreement among a majority of stockholders. DISH, however, proposes the alternative approach of requiring Clearwire to enter into a contract to provide such rights. Delaware law does not permit such an agreement between a corporation and a stockholder. DISH further compounds the illegality with a specific contractual provision that if such rights are found to be unlawful, DISH can then sue Clearwire for specific performance and unlimited monetary damages for failure to provide to DISH rights it was never entitled to in the first place.

The agreement to nominate certain directors in perpetuity limits the board’s exercise of its fiduciary duties and its ability to manage the business and affairs of the corporation, a violation of a central tenet of Delaware corporate law.

•	DISH’s proposed rights to veto certain actions violate Delaware law

The DISH Proposal contemplates that DISH will have a veto over various actions by Clearwire, including (i) amending the Clearwire organizational documents, including the EHA, if it adversely effects DISH, (ii) terminating the EHA or the Clearwire LLC operating agreement, (iii) change of control transaction or asset sales, (iv) related party transactions not otherwise approved by the audit committee, or (v) bankruptcy. Again, DISH is attempting to accomplish by contract with Clearwire what it cannot otherwise accomplish through the legal means contemplated by Delaware law. Unless the provision is contained in the certificate of incorporation, a minority stockholder does not have the right to veto actions of a corporation approved by the board of directors. A board cannot bind itself in a way which effectively limits the powers of the future board. Further, the grant to a minority stockholder of a veto power over matters such as change of control transactions would be a defensive measure which itself runs afoul of Delaware law. If DISH wants these rights it must be put to the vote of all of the stockholders, a vote DISH knows it cannot win.

•	DISH and Clearwire cannot seize bargained-for, stockholder approved rights of Sprint, and Sprint has no obligation to give them up.

Clearwire’s granting the governance rights required by DISH would effectively require Sprint to give up certain bargained-for rights in clear violation of Delaware law. Where a board of a corporation such as Clearwire with a controlling stockholder takes action to interfere with the rights of the controlling stockholder, it must show a compelling need to do so. In particular, an opportunity for minority stockholders to obtain a premium is not sufficient. Delaware law does not impose on controlling stockholders a duty to engage in self-sacrifice for the benefit of minority stockholders. Sprint’s contribution of its valuable spectrum assets to Clearwire in 2008 was premised on the entry into the EHA and the rights granted thereunder. Clearwire cannot, as DISH suggests, simply take away those rights when convenient to benefit a minority stockholder that finds such bargained-for rights inconvenient or limiting to its desire to extract extra gain.

•	DISH’s proposed preemptive rights violate Delaware law and the Charter

The DISH proposal provides for preemptive rights to issuances of new equity securities equivalent to the rights Sprint and the other EHA parties have under the EHA. This requirement is in plain violation of Delaware law and the certificate of incorporation. DISH’s proposal does not provide for an amendment to the certificate of incorporation and such an amendment would require Sprint’s consent as a stockholder and under the EHA, which Sprint will not give.

In addition, DISH’s proposal requires certain consents which it has not obtained. Its tender offer document fails to identify these required consents, including:

•	DISH’s financing proposal requires the consent of Sprint and the other EHA parties

The EHA provides that the consent of each of Sprint and the other EHA Parties is required in connection with any material capital restructuring or reorganization by Clearwire, except for any financing transaction in the ordinary course of business. The DISH financing proposal is not a financing transaction in the ordinary course of business, and therefore Clearwire may not enter into this transaction without the consent of Sprint and the other EHA parties.

•	The DISH proposal is a change of control requiring approval of 75% of the Clearwire stockholders and the consent of Comcast Corporation.

As a “business combination or other similar transaction involving the Company” which would constitute a Change of Control under the EHA, a 75% vote of Clearwire stockholders will be required if the tender offer would result in DISH owning in excess of the applicable “Specified Percentage” (approximately 25.5%) of Clearwire voting stock.

Further, the DISH Proposal requires the approval of Comcast Corporation, as representative of the strategic investor group under the EHA. The EHA requires the consent of the strategic investor group with respect to any business combination or other similar transaction or issuance of capital stock which would result in a “Restricted Entity” (such as DISH, as successor to EchoStar) owning more than the Specified Percentage of Clearwire’s stock.

DISH has had 5 months to modify its proposal into an actionable transaction. Rather than proposing a workable transaction, DISH waited until the eve of the Clearwire stockholder meeting to again propose the transaction it would like to have while assuming Delaware corporate law, the EHA and Clearwire’s certificate of incorporation did not exist. But the law and bargained for contractual rights, and a valid certificate of incorporation do in fact exist, and they render the DISH Proposal not actionable. Further, DISH’s proposal attempts to shift the responsibility for breach to Clearwire and its stockholders (Sprint and the other non-tendering holders) with a specific contractual provision that would saddle them with potentially serious economic penalties if Clearwire is unable to provide the illegal rights required by DISH. Thus the proposal would require Sprint to choose to either waive rights to which it is clearly entitled or expose it indirectly to potentially massive damages by enforcing such rights.

We are respectful of Clearwire’s governance process and the manner in which the Special Committee has operated to date. The Clearwire board has a duty to all stockholders, including Sprint, and simply cannot in good faith enter into the agreements DISH requests. Under the Clearwire board’s duty of candor to the Clearwire stockholders, we urge you to set forth a clear position of your view on the foregoing issues as soon as possible. Many Clearwire stockholders appear to be under the mistaken belief that DISH’s proposal is a viable alternative to the Sprint merger agreement and this is simply not the case.

As we have consistently stated throughout this process, Sprint intends to enforce its legal and contractual rights. While these well-known and bargained-for rights may preclude certain other parties from profiting at Sprint’s expense, we simply are not required, nor will we, waive such rights.

Sprint remains committed to the transactions contemplated by our merger agreement and looks forward to consummating a merger with Clearwire in accordance with the terms previously recommended by the Special Committee and approved by the Clearwire Board. In light of the existing situation and the nature of this letter, we will be making appropriate filings containing a copy of this letter. We appreciate your consideration.

SPRINT NEXTEL CORPORATION

By:	Daniel R. Hesse
Title:	Chief Executive Officer

About Sprint Nextel

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel served more than 55 million customers at the end of the first quarter of 2013 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; offering industry-leading mobile data services, leading prepaid brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. The American Customer Satisfaction Index rated Sprint as the most improved company in customer satisfaction, across all 47 industries, during the last five years. Newsweek ranked Sprint No. 3 in both its 2011 and 2012 Green Rankings, listing it as one of the nation’s greenest companies, the highest of any telecommunications company. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

Cautionary Statement Regarding Forward Looking Statements

This document includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan,” “providing guidance” and similar expressions are intended to identify information that is not historical in nature.

This document contains forward-looking statements relating to the proposed transactions between Sprint Nextel Corporation (“Sprint”) and SoftBank Corp. (“SoftBank”) and its group companies, including Starburst II, Inc. (“Starburst II”), and the proposed acquisition by Sprint of Clearwire Corporation (“Clearwire”). All statements, other than historical facts, including, but not limited to: statements regarding the expected timing of the closing of the transactions; the ability of the parties to complete the transactions considering the various closing conditions; the expected benefits of the transactions such as improved operations, enhanced revenues and cash flow, growth potential, market profile and financial strength; the competitive ability and position of SoftBank or Sprint; and any assumptions underlying any of the foregoing, are forward-looking statements. Such statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, that (1) there may be a material adverse change of SoftBank; (2) the proposed financing may involve unexpected costs, liabilities or delays or may not be completed on terms acceptable to SoftBank, if at all; and (3) other factors as detailed from time to time in Sprint’s, Starburst II’s and Clearwire’s filings with the Securities and Exchange Commission (“SEC”), including Sprint’s and

Clearwire’s Annual Reports on Form 10-K for the year ended December 31, 2012 and Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013, and other factors that are set forth in the proxy statement/prospectus contained in Starburst II’s Registration Statement on Form S-4, which was declared effective by the SEC on May 1, 2013, and in other materials that will be filed by Sprint, Starburst II and Clearwire in connection with the transactions, which will be available on the SEC’s web site (www.sec.gov). There can be no assurance that the transactions will be completed, or if completed, that such transactions will close within the anticipated time period or that the expected benefits of such transactions will be realized.

All forward-looking statements contained in this document and the documents referenced herein are made only as of the date of the document in which they are contained, and none of Sprint, SoftBank or Starburst II undertakes any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

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